UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 3, 2005 (October 28, 2005)
ARGO-TECH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-38223	31-1521125

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
23555 Euclid Avenue
Cleveland, Ohio 44117-1795

(Address of Principal Executive Offices Including Zip Code)
(216) 692-6000

(Registrants’ Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 28, 2005, pursuant to an agreement and plan of merger, dated as of September 13, 2005 (as amended, the “Merger Agreement”), by and among AT Holdings Corporation (“AT Holdings”), Argo-Tech Corporation, a subsidiary of AT Holdings (“Argo-Tech”), V.G.A.T. Investors, LLC (“VGAT”), Vaughn Merger Sub., Inc. and GreatBanc Trust Company, as trustee of the Argo-Tech Corporation Employee Stock Ownership Plan (the “ESOP”), Vaughn Merger Sub, Inc. merged with and into AT Holdings (the “Merger”), with AT Holdings surviving as a wholly owned subsidiary of VGAT. In connection with the completion of the Merger, AT Holdings and/or Argo-Tech entered into the material agreements described below.
Fourth Amended and Restated Credit Agreement
     Effective upon the completion of the Merger, Argo-Tech and AT Holdings entered into the Fourth Amended and Restated Credit Agreement (the “Amended Credit Facility”), dated as of September 13, 2005, with the lenders party thereto, National City Bank, as administrative agent and issuing bank, JPMorgan Chase Bank, N.A., as issuing bank in respect of certain letters of credit, General Electric Capital Corporation, as co-documentation agent, and FirstMerit Bank, N.A., as co-documentation agent. The Amended Credit Facility replaced the Third Amended and Restated Credit Agreement, dated as of June 23, 2004.
     The Amended Credit Facility provides for aggregate borrowings by Argo-Tech of up to approximately $59.1 million, comprised of:
•	senior secured loans of approximately $19.1 million, consisting of the term loans outstanding ($14.1 million) on the effective date of the Amended Credit Facility (the “Existing Term Loans”) plus an additional $5.0 million term loan that was extended on such effective date (the “Fourth Amendment Term Loan” and, collectively with the Existing Term Loans, the “Term Loans”); and
•	loans under a senior secured revolving credit facility (the “Revolving Loans”) in an aggregate principal amount not to exceed $40.0 million.
All loans under the Amended Credit Facility will mature on June 23, 2009.
     On the closing date of the Merger, the Existing Term Loans were outstanding, the Fourth Amendment Term Loan was fully drawn down and none of the Revolving Loans were drawn down. The proceeds of the Revolving Loans may be used at any time for:
•	working capital purposes; and
•	other general corporate purposes permitted by the Amended Credit Facility.
Up to $30.0 million of the Revolving Loans under the Amended Credit Facility may be used for letters of credit issued for general corporate purposes.

     The Existing Term Loans are to be repaid as follows with any unpaid balance due at maturity:
•	twelve equal quarterly principal payments of $187,500, beginning on October 28, 2005, and
•	three equal quarterly principal payments of $3.0 million, beginning on October 24, 2008.
     The Fourth Amendment Term Loan is to be repaid in one installment, on June 23, 2009, in the aggregate amount of all Fourth Amendment Term Loan borrowings then remaining unpaid. Argo-Tech may optionally prepay the Term Loans from time to time in whole or in part, without premium or penalty, other than certain interest rate breakage compensation requirements. At its option, the Revolving Loans may be prepaid, and revolving commitments may be permanently reduced, in whole or in part, at any time, also subject to certain interest rate breakage compensation requirements.
     Argo-Tech will be required to make mandatory prepayments of the Term Loans in an amount equal to 100% of the net cash proceeds of specified dispositions of assets, certain casualty or other insured damages to assets, issuances of stock or incurrences of specified types of indebtedness. Mandatory prepayments of the Term Loans may not be re-borrowed. After the Term Loans have been paid in full, mandatory prepayments shall reduce permanently the revolving commitments.
     In addition, Argo-Tech is required to comply with specified financial ratios and tests, including a minimum fixed charge coverage ratio of 1.1x, a maximum total leverage ratio of 7.5x and a senior secured leverage ratio of 2.5x. Over time, the maximum total leverage ratio becomes more restrictive. The Amended Credit Facility also contains customary events of default.
     Argo-Tech’s obligations under the Amended Credit Facility are unconditionally and irrevocably guaranteed by AT Holdings and by each of Argo-Tech’s existing and future domestic subsidiaries. In addition, Argo-Tech and each of the guarantors have granted and/or pledged a first priority security interest in all of their respective tangible and intangible assets, debt securities and capital stock of subsidiaries owned by them, except that the pledge of stock in foreign subsidiaries is, subject to certain conditions, limited to 65% of their outstanding stock.
     All loans under the Amended Credit Facility bear interest, at Argo-Tech’s election, at a spread over either (i) the London Interbank Offered Rate (“LIBOR”) or (ii) an Alternate Base Rate (the “ABR”). The spread with respect to LIBOR ranges from 2.75% to 2.25%, and the spread with respect to the ABR ranges from 1.25% to 0.75%, and in each case is determined based on a leverage ratio of Total Debt to Adjusted EBITDA (each as defined in the Amended Credit Facility) as measured on a rolling four quarter basis as of the most recent fiscal quarter end. Argo-Tech will pay a commitment fee on the unused portion of the revolving commitments at a rate ranging from 0.50% to 0.375% determined based on the leverage ratio as of the most recent fiscal quarter end.

Supplemental Indenture
     On October 25, 2005, following the completion of the Solicitation (as defined in Item 7.01 below), Argo-Tech entered into a First Supplemental Indenture (the “Supplemental Indenture”) to the Indenture (as amended and supplemented, the “Indenture”), dated as of June 23, 2004, by and among Argo-Tech, the guarantors named therein and BNY Midwest Trust Company, as trustee, governing its 9 1/4% Senior Notes due 2011 (the “9 1/4% Senior Notes”) to modify:
•	the covenant in the Indenture that limits Restricted Payments (as defined in the Indenture) to permit Argo-Tech to make distributions of up to $5.0 million to AT Holdings in connection with the Merger; and
•	the covenant in the Indenture relating to financial reporting obligations to provide that if AT Holdings executes and delivers an unconditional guarantee to Argo-Tech and the trustee with respect to all obligations and liabilities under the Indenture, then the financial reports and other information required by that covenant may be provided by AT Holdings.
The Supplemental Indenture became operative upon the completion of the Merger.
Professional Services Agreements
     Effective upon the completion of the Merger, AT Holdings entered into separate professional services agreements with affiliates of each of Vestar Capital Partners and Greenbriar Equity Group LLC (collectively, the “Sponsors”). Affiliates of the Sponsors owned approximately 88% of VGAT following completion of the Merger. Pursuant to these agreements, each of the Sponsors will assist in strategic financial planning and certain advisory and consulting services and will each receive an annual fee of approximately $0.4 million. In addition, AT Holdings will pay the Sponsors’ transaction fees, in reasonable and customary amounts, for investment banking services rendered in transactions that AT Holdings may enter into from time to time. Upon the completion of the Merger, AT Holdings paid each of the Sponsors a one-time transaction fee of approximately $2.7 million in connection with the Sponsors arranging equity and debt financing for the Merger and related transactions. Additionally, AT Holdings paid the Sponsors’ out-of-pocket expenses of approximately $144,000 in the aggregate. These agreements will terminate (i) upon the consummation of an initial public offering by AT Holdings or one of its subsidiaries or (ii) at such time as the Sponsor that is party to the agreement holds less than 30% of the securities of VGAT that it held immediately after the completion of the Merger.
Employment Agreements
     In connection with the completion of the Merger, Mr. Michael S. Lipscomb, Chairman of the Board, President and Chief Executive Officer of Argo-Tech, and Mr. Paul R. Keen, Executive Vice President, General Counsel and Secretary of Argo-Tech, entered into new employment agreements. These employment agreements provide for, among other things:

•	an initial term of three years with automatic renewals for one-year terms unless Argo-Tech or the executive gives written notice of election not to renew at least 90 days prior to the expiration of the applicable employment period;
•	an annual base salary of $543,828 (Mr. Lipscomb) and $279,926 (Mr. Keen), which will be increased annually by no less than a percentage equal to the percentage increase, if any, in the Consumer Price Index in the prior twelve-month period;
•	participation in (i) bonus arrangements, as determined by the Compensation Committee of the Argo-Tech Board of Directors, and (ii) employee benefit plans that are provided or made available by Argo-Tech to its senior executive officers;
•	four weeks of paid vacation per calendar year, prorated in the case of a partial year;
•	upon termination because of death or disability, the executive (or the executive’s estate) will receive an amount equal to (i) the executive’s salary through the date of termination plus (ii) a pro rata portion of the executive’s bonus for such year;
•	upon termination by Argo-Tech without cause (as defined in the agreement) or by the executive for good reason (as defined in the agreement) and subject to the executive’s compliance with the non-competition, non-solicitation and ownership of intellectual property provisions of the agreements, the executive will receive an amount equal to his current annual salary and bonus for the preceding fiscal year payable over the one-year period following termination;
•	prohibitions against Mr. Lipscomb and Mr. Keen from competing with Argo-Tech or its subsidiaries or soliciting employees of Argo-Tech or its subsidiaries (both during employment and for a period of two years thereafter); and
•	payments intended to make them whole for any excise tax liability they incur due to their receipt of certain payments treated as being contingent upon a change in control under Section 280G of the Internal Revenue Code.
Termination Agreements
     Effective upon completion of the Merger, Argo-Tech entered into termination agreements (the “Termination Agreements”) with each of Mr. Lipscomb and Mr. Keen.
     The Termination Agreement with Mr. Lipscomb terminated the following agreements between Argo-Tech and Mr. Lipscomb (collectively, the “Lipscomb Agreements”):
•	Employment Agreement, dated as of October 15, 1986, as amended May 1, 2005;
•	Stay Pay Agreement, dated as of February 13, 1989; and

•	Stay Pay and Severance Agreement, dated as of June 6, 1996.
     In satisfaction of amounts due under the Lipscomb Agreements and exchange for a release of all claims under the Lipscomb Agreements (including certain payments Mr. Lipscomb would have been entitled to receive under the Lipscomb Agreements as the result of the Merger), Mr. Lipscomb received a one-time cash payment from Argo-Tech of $1,086,368.
     The Termination Agreement with Mr. Keen terminated the following agreements between Argo-Tech and Mr. Keen (collectively, the “Keen Agreements”):
•	Employment Agreement, dated as of February 13, 1989, as amended May 1, 2005; and
•	Stay Pay Agreement, dated as of June 6, 1996.
     In satisfaction of amounts due under the Keen Agreements and exchange for a release of all claims under the Keen Agreements (including certain payments Mr. Keen would have been entitled to receive under the Keen Agreements as a result of the Merger), Mr. Keen received a one-time cash payment from Argo-Tech of $641,196.
Keen Amendment and Waiver Agreements
     Effective upon completion of the Merger, Argo-Tech, AT Holdings, VGAT and Mr. Keen entered into two amendment and waiver agreements whereby Mr. Keen agreed to (i) waive his right to receive his pro rata portion of the cash consideration upon completion of the Merger with respect to 5,000 options (the “Keen Options”) to purchase stock in AT Holdings outstanding prior to completion of the Merger and (ii) amend the applicable option agreements with respect to the Keen Options so that the Keen Options would become options to purchase 5,000 Class A Units of VGAT.
Amendment to Lipscomb Rabbi Trust Agreement
     In contemplation of the completion of the Merger, Argo-Tech, Argo-Tech Corporation (HBP), a subsidiary of Argo-Tech, National City Bank, N.A. and Mr. Lipscomb entered into an amendment (the “Rabbi Trust Amendment”) to (i) the Argo-Tech Corporation Trust Agreement, dated as of October 28, 1994, as amended November 22, 2002 (the “Rabbi Trust”), and (ii) the Stay Pay Agreement, dated as of February 13, 1989 (the “Stay Pay Agreement”). The Rabbi Trust was created to set aside funds for the payment of funds due to Mr. Lipscomb under the Stay Pay Agreement. The Rabbi Trust Amendment, which was effective as of October 25, 2005, provided for a payment of all the trust funds upon a change in control of AT Holdings, which included the completion of the Merger. Upon the completion of the Merger, Mr. Lipscomb received $980,802.78 from the Rabbi Trust.
Amendments to ESOP
     In contemplation of the completion of the Merger, the Board of Directors of Argo-Tech amended the ESOP:

•	effective September 15, 2005, to provide for an allocation of the employer contribution for the 2005 plan year on September 15, 2005 (which was prior to the completion of the Merger and the end of the 2005 plan year); and
•	effective upon completion of the Merger, to:
•	allow for special allocations as a result of the payment of additional consideration to stockholders of AT Holdings under the Merger Agreement;
•	convert the ESOP from an employee stock ownership plan to a profit sharing plan; and
•	terminate the ESOP immediately prior to the completion of the Merger and fully vest all Accrued Benefits (as defined in the ESOP).
Amendment to ESOP Excess Benefit Plan
     Effective upon completion of the Merger, the Board of Directors of Argo-Tech amended the Argo-Tech Corporation Employee Stock Ownership Plan Excess Benefit Plan (the “ESOP Excess Benefit Plan”) to (i) provide for the valuation of the Excess Benefit Account (as defined in the ESOP Excess Benefit Plan) and a single lump sum distribution of the funds in such account to participants in the ESOP Excess Benefit Plan as contemplated by the Merger Agreement and (ii) terminate the ESOP Excess Benefit Plan and make all Excess Benefit Accounts nonforfeitable.
St. Clair Agreement
     Effective upon the completion of the Merger, Frances S. St. Clair, Executive Vice President, Chief Financial Officer and Director of Argo-Tech, resigned as an officer and director of Argo-Tech. Ms. St. Clair has orally agreed to remain with the Company as a consultant, acting as the chief financial officer, on financial terms to be agreed upon, until a successor is named and for a reasonable transition period thereafter.
Item 1.02 Termination of a Material Agreement
Lipscomb Agreements
     As disclosed in Item 1.01 under “Termination Agreements,” the Lipscomb Agreements were terminated effective upon the completion of the Merger. The stay pay agreement and the stay pay and severance agreement with Mr. Lipscomb provided that, if a change in control (as defined in each agreement), occurred and Mr. Lipscomb remained employed by AT Holdings on a full-time basis through the effective date of the change in control, he was entitled to receive a single lump sum payment equal to 25% of the sum of the highest annual base salary and the highest bonus amount received by Mr. Lipscomb in the preceding five years. The employment agreement with Mr. Lipscomb provided for, among other things, a cash payment of severance benefits upon a change in control (as defined in the employment agreement). The payment received by Mr. Lipscomb under the applicable Termination Agreement was in satisfaction of the payments described above that he was entitled to receive under the Lipscomb Agreements as a result of the Merger.
Keen Agreements
     As disclosed in Item 1.01 under “Termination Agreements,” the Keen Agreements were terminated effective upon completion of the Merger. The stay pay agreement with Mr. Keen provided that, if a change in control (as defined in the stay pay agreement), occurred and Mr. Keen remained employed by AT Holdings on a full-time basis through the effective date of the change in control, he was entitled to receive a single lump sum payment equal to 25% of the sum of the highest annual base salary and the highest bonus amount received by Mr. Keen in the preceding five years. The employment agreement with Mr. Keen provided for, among other things, a cash payment of severance benefits upon a change in control (as defined in the employment agreement). The payment received by Mr. Keen under the applicable Termination Agreement was in satisfaction of the payments described above that he was entitled to receive under the Keen Agreements as a result of the Merger.
ESOP
     As disclosed in Item 1.01 under “Amendments to ESOP,” the ESOP was terminated immediately prior to the completion of the Merger. The ESOP was established on May 17, 1994. Participants in the ESOP were Argo-Tech’s salaried employees at the Cleveland, Ohio and Inglewood, California facilities, who were not members of a collective bargaining unit. Shares of AT Holdings common stock held by the ESOP were allocated to the individual account of each participant. Participants received their pro rata amount of the cash consideration from the Merger for their shares of AT Holdings common stock in the ESOP.
ESOP Excess Benefit Plan
     As disclosed in Item 1.01 under “Amendments to ESOP Excess Benefit Plan,” the ESOP Excess Benefit Plan was terminated upon completion of the Merger. Argo-Tech created the ESOP Excess Benefit Plan, an unfunded non-qualified plan that at all times was deemed invested in AT Holdings common stock, for certain highly compensated employees participating in the ESOP. The ESOP Excess Benefit Plan provided benefits that may not be provided to such employees under the ESOP because of limitations under the Internal Revenue Code applicable to tax-qualified plans. Benefits under the ESOP Excess Benefit Plan vested in the same manner as benefits under the ESOP and distributions from the plan were, subject to certain restrictions, made in whole or fractional shares of AT Holdings common stock at the same time or times as benefits under the ESOP are distributable, or in the case of benefits with respect to qualifying employer securities subject to the put option under the ESOP, at the time the plan participant exercises (or is deemed to have exercised) a hypothetical “put option” under the plan.
1991 Performance Stock Option Plan
     Effective upon completion of the Merger, the Board of Directors of Argo-Tech terminated the 1991 Performance Stock Option Plan. This plan provided for option grants for the purchase of AT Holdings common stock. All of the options available under this plan were granted. All of the options granted under this plan became fully vested in January 1999. All of the options granted under this plan were cancelled in exchange for the right to receive cash payments in the Merger.
1991 Management Incentive Stock Option Plan
     Effective upon completion of the Merger, the Board of Directors of Argo-Tech terminated the 1991 Management Incentive Stock Option Plan. This plan provided for option grants for the purchase of AT Holdings common stock. All of the options available under this plan were granted. All of the options granted under this plan became fully vested in January 1999. All of the options granted under this plan were cancelled in exchange for the right to receive cash payments in the Merger.
1998 Equity Replacement Stock Option Plan
     Effective upon completion of the Merger, the Board of Directors of Argo-Tech terminated the 1998 Equity Replacement Stock Option Plan, which was established to provide for option grants for the purchase of AT Holdings common stock. The options were granted to each person who was a participant in the 1997 Stock Appreciation Rights Plan in exchange for, and in cancellation of, all of the rights of each such participant under the 1997 Stock Appreciation Rights Plan, which was terminated in 1999. All of the options granted under this plan were fully vested upon issuance. All of the options granted under this plan were cancelled in exchange for the right to receive cash payments in the Merger.
1998 Incentive Plan
     Effective upon completion of the Merger, the Board of Directors of Argo-Tech terminated the 1998 Incentive Plan, which was established to provide option grants for the purchase of AT Holdings common stock. Except for certain rollover options held by management for which the applicable option agreements were amended so that such options would become options to purchase Class A Units of VGAT, all of the options granted under this plan were cancelled in exchange for the right to receive cash payments in the Merger.

Item 5.01. Changes in Control of Registrant.
     The completion of the Merger resulted in a change in control of Argo-Tech. Immediately following the Merger, the Sponsors beneficially owned approximately 88% of VGAT, which wholly owns AT Holdings, which wholly owns Argo-Tech. In connection with the completion of the Merger, the Sponsors contributed approximately $108.8 million to VGAT from committed capital from the Sponsors’ limited partners. Prior to completion of the Merger, the ESOP held approximately 53% of the outstanding common stock of AT Holdings.
     Immediately prior to the consummation of the Merger, VGAT entered into a securityholders agreement (the “Securityholders Agreement”) with the Sponsors, certain unaffiliated third parties investing in VGAT and certain members of management who are making an equity investment in VGAT by rolling over some or all of their equity interests in AT Holdings for Class A Units of VGAT. The Securityholders Agreement provides, among other things, that VGAT’s management committee and the board of directors of AT Holdings will be comprised of Argo-Tech’s and AT Holdings’ chief executive officer and an equal number of representatives designated by each of the Sponsors, with such Sponsor representatives constituting a majority of the entire committee or board, as applicable. The Securityholders Agreement also provides that each securityholder will vote its voting securities to elect to the management committee of VGAT and the board of directors of AT Holdings or comparable body of AT Holdings and each of its subsidiaries the persons designated by the Sponsors. Pursuant to the terms of the Securityholders Agreement, each of the parties agrees to vote their voting securities as directed by the Sponsors for the approval of certain corporate transactions submitted to a vote of securityholders. The voting provisions of this agreement will terminate in connection with an initial public offering of VGAT or any of its subsidiaries, if required by the managing underwriter.
     The Securityholders Agreement also provides that neither Sponsor may transfer its securities of VGAT without the approval of the other Sponsor and that the management unitholders are generally restricted from transferring their securities, subject to certain exceptions. Management will, however, be granted the right to participate in any proposed transfer by either Sponsor.
Item 7.01. Regulation FD Disclosure.
Argo-Tech Consent Solicitation and Change of Control Offer
     Argo-Tech has outstanding $250.0 million aggregate principal amount of 9 1/4% Senior Notes under the Indenture. On October 6, 2005, Argo-Tech commenced a solicitation (the “Solicitation”) of consents from holders of the 9 1/4% Senior Notes to (i) the Indenture Amendments and (ii) a waiver of the requirement that Argo-Tech make a Change of Control Offer (as defined in the Indenture) as a result of the Merger. The Solicitation expired on October 26, 2005 whereby $172,240,000, or 68.9%, in aggregate principal amount of the 9 1/4% Senior Notes consented to the proposed amendments and waiver (the “Consented Notes”). The Consented Notes now trade under a temporary CUSIP number (040146AK8) until Argo-Tech completes the Change of Control Offer to purchase the 9 1/4% Senior Notes as to which a valid consent and waiver was not delivered in the Solicitation (the “Notes”). Promptly after the date

Argo-Tech completes the Change of Control Offer, those Notes not purchased by Argo-Tech in the Change of Control Offer, together with all of the Consented Notes, will trade under the original CUSIP number (040146AJ1).
     As a result of the change in control of Argo-Tech that occurred on October 28, 2005 in connection with the Merger, a Change of Control (as defined in the Indenture) occurred under the Indenture and the 9 1/4% Senior Notes. Section 3.10 of the Indenture provides that, upon the occurrence of a Change of Control, Argo-Tech shall make an offer (a “Change of Control Offer”) to repurchase all or part (equal to $1,000 or an integral multiple of $1,000) of the 9 1/4% Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest on the 9 1/4% Senior Notes repurchased, if any, to the payment date.
     Accordingly, on November 1, 2005, pursuant to Section 3.10 of the Indenture and applicable law, the Company made a Change of Control Offer, pursuant to which Argo-Tech offered to repurchase, for cash, all or part of the Notes, as to which a valid consent and waiver was not delivered in the Solicitation, at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest from and after the regular interest payment date, which is December 1, 2005, to and including the date of the purchase, subject to the terms and conditions set forth in a Notice of Change of Control and Offer to Purchase, dated November 1, 2005 (the “Offer to Purchase”). The Change of Control Offer expires at 5 p.m. on December 1, 2005, unless extended pursuant to the terms of the Offer to Purchase (the “Expiration Date”).
     Holders of the Notes who hold such Notes on the regular record date for interest payments, which will be November 15, 2005, will receive any such accrued and unpaid interest in the ordinary course on the regular interest payment date, which is December 15, 2005, pursuant to and in accordance with the terms of the Indenture.
     Holders desiring to tender their Notes must follow the procedures set forth in the Offer to Purchase. Upon the terms and conditions of the Change of Control Offer and applicable law, on December 6, 2005, Argo-Tech will purchase all of the Notes validly tendered and not withdrawn pursuant to the Change of Control Offer (the “Purchase Date”). Notes tendered pursuant to the Change of Control Offer may be withdrawn at any time prior to 5 p.m., New York City time, on December 5, 2005 by following the procedures set forth in the Offer to Purchase. The Purchase Price will not be paid in respect of Notes so withdrawn.
     The Change of Control Offer is being made only pursuant to, and in accordance with, the terms and conditions of the Offer to Purchase. Nothing contained herein shall be deemed to constitute an offer to purchase the Notes.
AT Holdings Senior Discount Notes
     In connection with the completion of the Merger, on October 28, 2005, AT Holdings issued $67.0 million in aggregate principal amount at maturity of its 11 3/4% Senior Discount Notes due 2012 (the “AT Holdings Notes”) under an Indenture, dated as of October 28, 2005, by and between AT Holdings and The Bank of New York Trust Company, N.A. (formerly known as BNY Midwest Trust Company), as trustee. Interest will accrue on the AT Holdings Notes in the form of an increase in the accreted value of such notes prior to October 15, 2009. Thereafter, cash interest on the AT Holdings Notes will accrue and be payable semiannually on April 15 and October 15 of each year, commencing on April 15, 2010, at a rate of 11 3/4% per annum. The AT Holdings Notes will have an initial accreted value of $635.98 per $1,000 principal amount at maturity of the notes. The accreted value of each note will increase from the date of issuance until October 15, 2009, at a rate of 11 3/4% per annum, such that the accreted value will equal the principal amount at maturity on October 15, 2009. The AT Holdings Notes will mature on October 15, 2012.
     AT Holdings may redeem some or all of the AT Holdings Notes at any time on or after October 15, 2007. AT Holdings may also redeem up to 35% of the original principal amount at maturity of the AT Holdings Notes using the proceeds of certain equity offerings completed before October 15, 2006. AT Holdings may also redeem some or all of the AT Holdings Notes at any time prior to October 15, 2007, at a price equal to 100% of the accreted value of the AT Holdings Notes plus a ‘‘make-whole’’ premium. If AT Holdings sells certain of its assets or experiences specific kinds of changes in control, it must offer to purchase the AT Holdings Notes.
     The AT Holdings Notes will be unsecured and will rank equally in right of payment with all AT Holdings’ existing and future senior debt and senior to all its existing and future subordinated debt. The AT Holdings Notes will be effectively subordinated in right of payment to all AT Holdings’ existing and future secured debt, including its guarantee of debt under the Amended Credit Facility, to the extent of the value of the assets securing such debt. In addition, the AT Holdings Notes will be structurally subordinated to all existing and future debt of AT Holdings’ existing and future subsidiaries, including Argo-Tech and Argo-Tech’s subsidiaries.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARGO-TECH CORPORATION
By:	/s/ Paul R. Keen

	Name: Title:	Paul R. Keen Executive Vice President, General Counsel and Secretary
Date: November 3, 2005